Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-258593) of MediaCo Holding Inc. and Subsidiaries,
(2) Registration Statement (Form S-8 No. 333-246338) pertaining to the 2020 Equity Compensation Plan of MediaCo Holding Inc. and Subsidiaries, and
(3) Registration Statement (Form S-8 No. 333-256430) pertaining to the 2021 Equity Compensation Plan of MediaCo Holding Inc. and Subsidiaries;

of our report dated April 1, 2024, with respect to the consolidated financial statements of MediaCo Holding Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Indianapolis, Indiana
April 1, 2024